Exhibit 99.1

Wayside Technology Group, Inc. Reports 2014 Fourth Quarter & Full Year Results

and Declares Quarterly Dividend

Vito Legrottaglie and Kevin Scull promoted

	Q4 2014:	Year 2014:
Revenue:	$94.1 million	$340.8 million
Income from operations:	$2.7 million	$8.3 million
Net income:	$1.8 million	$5.8 million
Diluted earnings per share:	$0.39 per share	$1.23 per share

Dividend declared - $0.17 per share

SHREWSBURY, NJ, February 5, 2015 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the fourth quarter and year ended December 31, 2014.  The results will be discussed in a conference call to be held on Friday, February 6, 2015 at 10:00 a.m. EST.  The dial-in telephone number is (866) 847-7864 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s Web site at www.waysidetechnology.com/earnings-call.

Cash and long term receivables amounted to $30.8 million as compared to $29.6 million as of December 31, 2013. Cash and long term receivables represented 78% of equity and amounted to $6.29 per share as of December 31, 2014. Working capital amounted to $31.2 million, representing 79% of equity as of December 31, 2014.

“2014 was another strong year for Wayside, despite the fact that our TechXtend division underperformed in the fourth quarter, with a 13% overall increase in revenue. We continued to execute our strategy of increased market penetration and adding new product lines to our portfolio. We will continue to invest in our future by hiring new talent and adding new vendor partnerships.” said Simon F. Nynens, Chairman and Chief Executive Officer. “In December 2014, the Board approved an increase of 500,000 shares of Common Stock to the number of shares of Common Stock available for repurchase and we will continue to buy back shares according to our 10-b5 Stock Repurchase Plan.”

Net sales for the fourth quarter ended December 31, 2014 increased 5% to $94.1 million compared to $89.9 million for the same period in 2013.  Net sales for the fourth quarter of 2014 for our Lifeboat Distribution segment were $83.8 million compared to $65.7 million in the fourth quarter of 2013, representing an increase of 28%.  Net sales for the fourth quarter of 2014 for our TechXtend segment were $10.3 million compared to $24.2 million in the fourth quarter of 2013, representing a decrease of 57%.

Net sales for the year ended December 31, 2014 increased 13% to $340.8 million compared to $300.4 million in 2013. Net sales for our Lifeboat Distribution segment in 2014 were $290.4 million compared to $237.6 million in 2013, representing a 22% increase. Total sales for the TechXtend segment in 2014 amounted to $50.3 million, compared to $62.8 million in 2013, representing a decrease of 20%.

The increases in net sales for the three months and full year ended December 31, 2014, compared to the same periods in 2013, in our Lifeboat Distribution segment were mainly a result of the strengthening of our account penetration and the addition of several key product lines. The decreases in net sales for the three months and full year ended December 31, 2014, compared to the same periods in 2013, in our TechXtend segment were primarily due to a decrease in extended payment terms sales transactions in the fourth quarter of 2014.

Gross profit for the fourth quarter of 2014 was $7.0 million compared to $7.8 million for the fourth quarter of 2013 representing a decrease of 11%. Gross profit for our Lifeboat Distribution segment for the fourth quarter of 2014 was $5.7 million compared to $5.3 million in the fourth quarter of 2013, representing an 8% increase.  Gross profit for our TechXtend segment for the fourth quarter of 2014 was $1.2 million compared to $2.5 million in the fourth quarter of 2013, representing a 50% decrease.  Vendor rebates and discounts for the quarter ended December 31, 2014 amounted to $0.5 million compared to $0.7 million for the fourth quarter of 2013.

Gross profit for the year 2014 was $24.8 million compared to $24.4 million in 2013, a 2% increase.  Gross profit for our Lifeboat Distribution segment in 2014 was $19.2 million compared to $17.4 million in 2013, representing a 10% increase.  The increase in gross profit for the Lifeboat Distribution segment was due to increased sales volume.  Gross profit for our TechXtend segment in 2014 was $5.6 million compared to $6.9 million in 2013, representing a 19% decrease. The decrease in gross profit for the TechXtend segment was the result of decreased sales volume, including a decrease in extended payment terms sales transactions, offset in part by a higher gross margin in 2014 as compared to 2013. Vendor rebates and discounts for the year ended December 31, 2014 amounted to $1.6 million compared to $1.7 million for 2013.

Gross profit margin (gross profit as a percentage of net sales) for 2014 was 7.3% compared to 8.1% in 2013. Gross profit margin for our Lifeboat Distribution segment in 2014 was 6.6% in 2014 compared to 7.3% in 2013. Gross profit margin for our TechXtend segment in 2014 was 11.2% compared to 11.0% in 2013.  The increase in gross profit dollars and the decrease in gross profit margins were primarily caused by the sales growth and product mix within our Lifeboat Distribution segment which carries lower margins than our TechXtend segment.

Total selling, general, and administrative (“SG&A”) expenses for the fourth quarter of 2014 were $4.2 million compared to $4.3 million for the fourth quarter of 2013.  Total SG&A expenses for 2014 were $16.5 million compared to $15.5 million in 2013, representing an increase of $1.0 million or 6.5%.

For the fourth quarter and year ended December 31, 2014, the Company recorded a provision for income taxes of $1.0 million and $3.0 million, respectively.

Net income and diluted earnings per share for the fourth quarter of 2014 were $1.8 million and $0.39, respectively, compared to $2.5 million and $0.55, respectively for the fourth quarter of 2013.  Net income and diluted earnings per share for 2014 were $5.8 million and $1.23, respectively, compared to $6.4 million and $1.41, respectively in 2013.

On February 4, 2015, the Board of Directors declared a quarterly dividend of $.17 per share of its common stock payable February 27, 2015 to shareholders of record on February 18, 2015.

In addition, Vito Legrottaglie has been promoted to the position of Vice President and Chief Information Officer. Mr. Legrottaglie has been our Vice President of Operations and Information Systems since April 2007. He previously held the position of Vice President of Information Systems since June 2003. Kevin Scull has been promoted to Vice President and Chief Accounting Officer. Mr. Scull has been our Vice President and Interim Chief Financial Officer since February 2014. He previously held the position of Vice President and Chief Accounting Officer since January 2006.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Acronis, Bluebeam Software, CA Technologies, Dell/Dell Software, ExaGrid Systems, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Microsoft, Mindjet, Samsung, SmartBear Software, SolarWinds, Sophos, StorageCraft Technology, TechSmith, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

Investor Relations Contact:

Kevin Scull, Vice President and Chief Accounting Officer

Wayside Technology Group, Inc.

(732) 389-0932

Kevin.Scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	December 31,	December 31,
	2014	2013
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$23,124	$19,609
Accounts receivable, net	60,782	60,796
Inventory, net	1,491	1,315
Prepaid expenses and other current assets	933	2,117
Deferred income taxes	245	218
Total current assets	86,575	84,055

Equipment and leasehold improvements, net	412	324
Accounts receivable long-term	7,660	10,006
Other assets	152	159
Deferred income taxes	182	216

Total assets	$94,981	$94,760

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$55,414	$60,039
Total current liabilities	55,414	60,039

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,890,756 and 4,653,293 shares outstanding in 2014 and 2013, respectively	53	53
Additional paid-in capital	31,013	28,791
Treasury stock, at cost, 393,744 and 543,627 shares, respectively	(6,166)	(7,017)
Retained earnings	15,225	12,695
Accumulated other comprehensive (loss) income	(558)	199
Total stockholders’ equity	39,567	34,721
Total liabilities and stockholders’ equity	$94,981	$94,760

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

	Year ended		Three months ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenues
Lifeboat Distribution segment	$290,449	$237,632	$83,794	$65,683
TechXtend segment	50,309	62,758	10,329	24,170
Total Revenue	340,758	300,390	94,123	89,853
Cost of sales
Lifeboat Distribution segment	271,255	220,184	78,075	60,364
TechXtend segment	44,693	55,851	9,091	21,677
Total Cost of sales	315,948	276,035	87,166	82,041
Gross profit	24,810	24,355	6,957	7,812

Operating expenses
Selling costs	8,764	7,997	2,311	2,162
Stock based compensation	1,305	1,127	452	297
Other general and administrative expenses	6,444	6,381	1,457	1,835
Total Selling, general and administrative expenses	16,513	15,505	4,220	4,294

Income from operations	8,297	8,850	2,737	3,518

Interest income, net	472	562	97	146
Foreign currency translation	(11)	—	(3)	(10)
Income before income tax provision	8,758	9,412	2,831	3,654
Provision for income taxes	2,998	3,019	982	1,151
Net income	$5,760	$6,393	$1,849	$2,503

Net income per common share - Basic	$1.24	$1.44	$0.39	$0.56
Net income per common share - Diluted	$1.23	$1.41	$0.39	$0.55

Weighted average common shares outstanding - Basic	4,661	4,454	4,727	4,444
Weighted average common shares outstanding - Diluted	4,702	4,526	4,752	4,521